                                                                     EXHIBIT 2.1

                         TECHNOLOGY PURCHASE AGREEMENT


     This Technology Purchase Agreement (the "Agreement") dated May 12, 1998 (the "Effective Date") is entered into by and between Interra, Inc., a Delaware corporation with a principal place of business at 2001 Gateway Place, Suite 440 W, San Jose, CA 95110 ("Interra") and IKOS Systems, Inc., a Delaware corporation with a principal place of business at 19050 Pruneridge Avenue, Cupertino, CA 95014 ("IKOS").

                                    RECITAL

     Subject to the terms and conditions of this Agreement, Interra is willing to sell and IKOS is willing to buy certain tangible and intangible assets and certain proprietary software products and technology including those software products and technologies more particularly described on Exhibit A in Source
                                                         ---------
Code and Object Code form, together with accompanying documentation.

                                   AGREEMENT

     NOW THEREFORE, in consideration of the mutual representations and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Interra and IKOS agree as follows:

     1.  Definitions.
         -----------
         1.1. "Business" shall mean the development and manufacture of hardware and software systems for the verification of integrated circuits.

         1.2. "Confidential Information" shall mean any of the following disclosed by either party (the "Disclosing Party") to the other ("Recipient") hereunder: (i) the Technology (as defined below) and any related trade secrets, including but not limited to any information relating to either party's product plans, designs, costs, prices and names, finances, marketing plans, business opportunities, personnel, research, development or know-how; and (ii) any information designated by Disclosing Party as confidential in writing or, if disclosed orally, reduced to writing within thirty (30) days; provided, however, that "Confidential Information" shall not include information that: (i) is or becomes generally known or available by publication, commercial use or otherwise through no fault of the Recipient; (ii) is known and has been reduced to tangible form by the Recipient at the time of disclosure and is not subject to restriction; (iii) is independently developed or learned by the Recipient without use of Disclosing Party's Confidential Information; (iv) is lawfully obtained from a third party who has the right to make such disclosure; (v) is released for publication by Disclosing Party in writing. Confidential Information may be disclosed in response to a valid order by a court or other governmental body of the United States or any political subdivision thereof, as otherwise required by law, or as necessary to establish the rights of either party under this Agreement, provided that the party making such disclosure must use reasonable efforts to have the court or governmental body order that the information be treated as confidential and under seal.

     1.3. "Derivative Work" shall have the meaning ascribed to it under the United States Copyright Law Title 17 U.S.C., (S) 101 et. seq.

     1.4. "Distributor" shall mean an individual or business entity engaged in the business of reselling or sublicensing Service Products or Stand Alone Products under the authority of Interra to other Distributors or End Users.

     1.5. "Documentation" shall mean the then current, generally distributed guides or manuals provided by Interra for use by its customers with the Technology.

     1.6. "End User" shall mean a person or entity purchasing or sublicensing a product solely for personal or internal use and not for distribution or resale.

     1.7. "IKOS' Competitors" 'shall mean direct competitors of IKOS in the Reserved Field as of the Effective Date of this Agreement as listed on Schedule
                                                                       --------
1.6 hereto.
---

    1.8.  "Object Code" shall mean computer software in binary, executable form.

    1.9. "Reserved Field" shall mean applications for digital logic simulation, emulation, and hardware acceleration for the verification of integrated circuits.

    1.10. "Restricted Software" shall mean the "RTL Compiler-Verilog" software currently in production and the "RTL Compiler-VHDL" software currently under development by Interra and marked as such in Exhibit A attached hereto.
                                             ---------

    1.11. "Service Products" shall mean software technology products intended for distribution by Interra to End Users which incorporate all or a subset of the Technology and are only distributed in conjunction with a significant professional consulting services component to be provided by Interra (other than standard software industry product support and maintenance for the Service Products).

    1.12. "Source Code" shall mean computer software in human-readable form, including high-level language program listings, flow charts, schematics and logic diagrams.

    1.13. "Software" shall mean that certain software technology in both Source Code and Object Code formats as more particularly described in Exhibit A
                                                               ---------
attached hereto.

    1.14. "Stand Alone Products" shall mean software technology products intended for distribution by Interra to End Users which incorporate a subset of the Technology and are distributed without a significant professional consulting services component, but may include standard software industry product support and maintenance for the Stand Alone Product.

    1.15. "Technology" shall mean all technology including know-how, design rules, trade secrets, inventions (whether or not patented or patentable), algorithms, routines, Software, files, databases, works of authorship, processes, devices and Documentation thereto.

2. Sale of Technology and Assets.
   -----------------------------

          On the terms and subject to the conditions of this Agreement and for the consideration set forth herein, Interra shall at the Closing (as hereinafter defined), sell, convey, assign, transfer and deliver to IKOS, and IKOS shall purchase and acquire from Interra, all of Interra's right, title and interest in the Technology and the assets listed on Schedule 2 hereto (the "Assets").
                                        ----------
Notwithstanding the foregoing, such sale and transfer of the Technology to IKOS shall not include any rights to receive revenues, license fees, monies related to the exercise of purchase options, royalties, maintenance fees, support or related service fees, and any other related consideration to which Interra is entitled under existing agreements or may acquire under future agreements, all of which shall belong to Interra. Such right, title and interest in and to the Technology and Assets shall be sold, conveyed, assigned, transferred and delivered by Interra to IKOS, by appropriate instruments of transfer, bills of sale, endorsements, and/or assignments as of the Closing Date (as hereinafter defined) and shall be free and clear of any and all claims, liabilities, liens and encumbrances, except as expressly provided herein. The Assets include, but are not limited to the following:

     (a)  Technical Information.  All technical information, whether tangible or
          ---------------------
intangible, that is used in or related to the Technology, including, but not limited to: proprietary computer programs in Source Code and Object Code form; developmental work, if any, in process relating to such computer programs and enhancements and other modifications; data; designs; schematics; calculations; drawings; flow charts; functional specifications; test; installation; inspection instructions; technical, operating and service and maintenance notes and manuals; hardware reference manuals; user documentation; training materials; and other data, information and know-how; in each case which are owned by Interra and are necessary to develop, service, maintain, operate, use, distribute or test the Technology. A detailed list of such technical information is attached hereto as Schedule 2(a).
          -------------

     (b)  Intangible and Tangible Personal Property.  All intangible and
          -----------------------------------------
tangible property of Interra relating to the Assets (whether owned, used, registered in the name of, or licensed by Interra, or in which Interra otherwise has an interest), including, but not limited to: patents and patent applications; copyrights, copyright registrations and applications for registration; trademarks and service marks and trade and other names (either registered, common law or registration applied for); trade secrets; inventions; know-how; processes; manufacturing or marketing procedures; formulae; drawings; patterns; licenses and permits susceptible of transfer under regulatory agency rules; and all licenses therefor, together with all ancillary rights thereto, including the right to sue for damages by reason of past infringement of any such rights. A detailed list of intangible and tangible personal property is attached hereto as Schedule 2(b).
                   -------------

     3.    Assumption of Liabilities.  In connection with the purchase and
           -------------------------
sale of the Assets pursuant to this Agreement, IKOS shall assume no liabilities or obligations of any nature, whether known or unknown, whether fixed or contingent, accrued or unaccrued and Interra shall remain solely liable therefor and shall be obligated to discharge and indemnify and hold IKOS harmless for all debts, expenses, accounts payable, contracts, commitments, obligations, claims, suits and other liabilities whatsoever, related to the Technology or Assets, known or unknown, accrued or not accrued, fixed or contingent or currently existing.

     4.    Technology License.
           ------------------

           4.1.  License Grant.  Subject to the limitations set forth in
                 -------------
Section 4.5 and Section 15, IKOS hereby grants to Interra a non-exclusive, transferable, worldwide, irrevocable, perpetual, royalty-free, fully-paid, fully sublicensable right and license (including the right to grant and authorize sublicenses) in and to the Technology to make, have made, use, offer for sale, sell, import, have imported, modify, have modified, market, reproduce in copies, distribute directly or indirectly and through multiple channels of distribution, display publicly, perform publicly, make Derivative Works from, adapt or translate and to otherwise exploit (by any means and in any medium now known or later invented) the Service Products or Stand Alone Products (the "License"); provided, however, that any such sublicense, sale or transfer of the Technology shall be limited to the technology use restrictions and termination provisions set forth in Section 4.5 and Section 15, respectively, below. Subject to the limitations set forth in Section 4.5 and Section 15, Interra shall have the right to have each of the foregoing performed by a third party.

     The parties agree that the License does not obligate Interra to disclose in any of its agreements or contracts with third parties, including without limitation Interra's end user license agreements or customer agreements the relationship with IKOS pursuant to this Agreement. Interra may market the Software under its own trademarks and tradenames and has no right or obligation to use the trademarks or tradenames of IKOS.

          4.2.  Ownership by IKOS.  IKOS will retain all right, title and
                -----------------
interest in the Technology, including without limitation all copyrights, patents, trademarks and trade secrets, and any other intellectual property rights thereto.

          4.3.  Ownership by Interra.  Interra will retain all right, title
                --------------------
and interest in any and all developments (including without limitation modifications and Derivative Works to the Technology) made by or on behalf of Interra, alone or with third parties, including without limitation all copyrights, patents, trademarks and trade secrets, and any other intellectual property rights thereto.

          4.4.  Enforcement; Cooperation.  Each party agrees to execute and
                ------------------------
deliver to the other party any documents which the other party may reasonably request to confirm the other party's ownership of its rights hereunder. Each party will notify the other party of any unauthorized use or infringement by third parties of any rights of the other party of which it becomes aware and will cooperate in any action undertaken by the other party with respect to such unauthorized use or infringement. Notwithstanding the foregoing, each party shall use reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement of the rights related to the Technology by others, and for that purpose each party shall have the right to maintain any action, suit or proceeding against any person, firm, or corporation so infringing the rights related to the Technology necessary to prevent such infringement or to recover damages. The party who brings any action or proceeding against any person (the "Initiating Party") shall have the right to use the name of the other party as a party plaintiff, either solely or jointly with the Initiating Party's name; provided, however, that such suit or suits shall be instituted, maintained or prosecuted solely at the cost of the Initiating Party, and all sums that may be recovered in any such suit or suits, whether by decree, judgment, settlement, or otherwise, shall be the sole and exclusive property of the Initiating Party.

          4.5.  Restrictions as to Use.  The Technology shall be licensed to
                ----------------------
Interra as provided for in Section 4.1. Notwithstanding the foregoing, during the period commencing on the Effective Date of this Agreement and ending three
(3) years thereafter (the "Restricted Period"), Interra may not (i) incorporate the Technology in Stand Alone Products in the Reserved Field; (ii) incorporate the Restricted Software in Service Products for license and distribution to or for IKOS' Competitors for use in the Reserved Field; (iii) sublicense the Restricted Software to Distributors or End Users who are IKOS' Competitors for use in the Reserved Field; or (iv) provide services that exclusively rely on IKOS' products in the Reserved Field to IKOS' customers. Of the restrictions in the preceding sentence, only the restrictions in subclauses (ii) and (iii) shall apply to Interra's transferee, assignee, or licensee, and such transferee, assignee or licensee shall not during the Restricted Period (i) incorporate the Restricted Software in Stand Alone Products in the Reserved Field or (ii) provide services that exclusively rely on the Restricted Software in the Reserved Field to IKOS' Competitors. Interra's obligations under this Section
4.5 shall terminate if IKOS, or any entity deriving title to its goodwill or shares or pursuant to a change of control, ceases to carry on a like Business therein.

     5.    Right of First Refusal.  Upon the Closing Date and until the three
           ----------------------
year anniversary of the Closing Date, IKOS shall have the right of first refusal with respect to (i) any proposed capital reorganization, merger or consolidation of Interra's business relating to the Technology (the "EDA Business") with or into another corporation where the stockholders of Interra prior to such reorganization, merger or consolidation hold less than fifty percent (50%) of the outstanding voting securities of the surviving entity after such reorganization, merger or consolidation, or (ii) the proposed sale of all or substantially all of Interra's EDA Business to any person other than IKOS (each a "Proposed Acquisition Event"). Upon such Proposed Acquisition Event, Interra shall provide to IKOS a summary of principal terms of such Proposed Acquisition Event, including the proposed purchase price or consideration (an "Acquisition Notice"). Upon receipt of the Acquisition Notice, IKOS shall provide Interra with the names of its current top five competitors and Interra will notify IKOS if the party with which it is engaged in discussions is among such competitors. Within ten (10) days of receipt of the Acquisition Notice, IKOS shall provide Interra with written notice of its interest in acquiring the EDA Business, and thereafter the parties shall negotiate in good faith for a period of up to twenty (20) days toward an agreement in principal with respect to IKOS' acquisition of the EDA Business on terms substantially similar to those in the Acquisition Notice. If within such thirty (20) day period, the parties do not enter into a definitive acquisition agreement with the intent to consummate the transaction and obtain any required governmental and third party consents as soon as possible thereafter, Interra may proceed with the Proposed Acquisition Event on substantially similar terms to those stated in the Acquisition Notice and where the proposed purchase price is not less than 70% of the proposed purchase price stated in the Acquisition Notice.

    6.    Closing.
          -------

          6.1.  Closing Date.  The closing of the purchase and sale of the
                ------------
Technology and the Assets shall take place on May 12, 1998 (the "Closing") or at such other date or time as IKOS and Interra may agree (the "Closing Date").

          6.2.  Interra's Deliveries at Closing.  At the Closing, Interra shall
                -------------------------------
deliver or cause to be delivered the following to IKOS against delivery of the items specified in Section 6.3:

          (a)  A Bill of Sale substantially in the form of Exhibit 6.2(a) for
                                                           --------------
               the Assets.

          (b) Certified resolutions of Interra's Board of Directors and the shareholders authorizing consummation of the transactions contemplated by this Agreement.

          (c)  A compliance certificate in the form of Exhibit 6.2(c).
                                                       --------------

          (d) A certificate of corporate and tax good standing from the Delaware Secretary of State Interra as of a date not earlier than five business days before the Closing.

          (e) All third party consents (including without limitation from contract parties and governmental authorities) necessary for consummation of the transactions contemplated hereby.

          (f) Written confirmation of the termination of (i) the Software License Agreement dated February 12, 1997 by and between IKOS and Interra, pursuant to which IKOS licenses from Interra a RTL Compiler - Verilog (the "Verilog License") and (ii) the Software License Agreement dated October 29, 1997 by and between IKOS and Interra, pursuant to which IKOS licenses from Interra a RTL Compiler - VHDL (the "VHDL License") in the form of Exhibit
                                                                  -------
6.2(f).
-----

          (g) Written confirmation of release of lien of Silicon Valley Bank against the Technology and the Assets.

          (h)  A Registration Rights Agreement in the form of Exhibit C.
                                                              ---------

          (i) Such other documents and instruments as shall be reasonably requested to effect the transactions contemplated hereby.

     Simultaneously with such deliveries, Interra shall take such steps as are necessary, including electronic transfer, to put IKOS in actual possession and control of the Assets, FOB IKOS' premises.

    6.3.  IKOS' Deliveries at Closing.  At the Closing, IKOS shall deliver or
          ---------------------------
cause to be delivered to (or pursuant to the instructions of) Interra the following against delivery of the items specified in Section 6.2:

          (a) Check or wire transfer of immediately available funds of $3,910,000 minus any rate or other adjustments due to IKOS as set forth in
Schedule 6.3(a).
---------------

          (b) Written confirmation of the termination of (i) the Verilog License and (ii) the VHDL License in the form of Exhibit 6.2(f).
                                                 --------------

          (c)  A Registration Rights Agreement in the form of Exhibit C.
                                                              ---------
          (d) Such other documents and instruments as shall be reasonably necessary to effect the transactions contemplated hereby.

7.  Consideration.
    -------------

    7.1.  Purchase Price.  In consideration for the Assets and Technology to
          --------------
be sold by Interra to IKOS and other terms and conditions set forth herein, IKOS shall pay an aggregate purchase price of $5,950,000 (the "Purchase Price"). Of the Purchase Price, $3,910,000 in cash will be paid at the Closing and $2,040,000 in cash and/or IKOS Common Stock will be held as a holdback (the "Holdback") as security for the covenant contained in Section 13.3 ("Retention") and as security for indemnification for breaches of representations and warranties by Interra for a period of eighteen (18) months after the Closing.

    7.2.  Consultancy Relationship.  The parties acknowledge that there is a
          ------------------------
consultancy relationship between IKOS and Interra for which IKOS pays $45,000 per engineer per year to Interra. At the Closing, Interra shall provide to IKOS a credit of $17,000 per engineer per year pro rata from January 9, 1998 through the Closing Date.

8.  Holdback.  The Holdback shall be payable to Interra either in cash or IKOS
    --------
Common Stock, at IKOS' sole election, and shall be released as follows: (i) $680,000 on the six (6) month anniversary of the Closing Date; (ii) $680,000 on the twelve (12) month anniversary of the Closing Date; and $680,000 on the eighteen (18) month anniversary of the Closing Date (each a "Release Date"); provided, however, that should IKOS elect to pay any portion of the Holdback in IKOS Common Stock, (i) Interra shall confirm in writing its suitability to receive such shares by means of an Investor Representation Letter in the form attached hereto as Exhibit B; (ii) the IKOS Common Stock shall be listed and
                   ---------
traded on a national stock exchange; (iii) the average daily trading volume of the IKOS Common Stock for the 30 days prior to the Release Date shall not be less than 7,000 shares per day; (iv) the average closing price of the IKOS Common Stock for the five (5) days prior to, but not including, a Release Date shall not be less than $5.00 per share; (v) IKOS shall have complied with all of its filing requirements with the Securities and Exchange Commission for the year prior to the Release Date; and (vi) the IKOS Common Stock shall be valued at the average closing price of the IKOS Common Stock for the five (5) business days prior to, but not including, the Release Date.

9.  Purchase Price Allocation.  IKOS and Interra agree to allocate the Purchase
    -------------------------
Price (and all other capitalizable costs) among the Technology and the Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule set forth on Schedule 9 attached hereto. Neither
                                          ----------
IKOS nor Interra shall take any position for purposes of any federal, state or local income tax with respect to the allocation of the Purchase Price which is inconsistent with such allocation.

10. Bulk Sales Law.  IKOS and Interra hereby waive compliance with the
    --------------
provisions of Article 6 of the Uniform Commercial Code as it is in effect in the State of California. Notwithstanding the foregoing, nothing herein shall estop or prevent either IKOS or Interra from asserting, as a bar or defense to any action or proceeding brought under the Uniform Commercial Code of California that such code or law is not applicable to the transactions contemplated by this Agreement.

11. Representation and Warranties of Interra.  Interra hereby represents and
    ----------------------------------------
warrants to IKOS that except as set forth in the Disclosure Schedule (the "Disclosure Schedule"):

    11.1.  Organization and Authority.  Interra (i) is a corporation duly
           --------------------------
organized, validly existing and in good standing under the laws of its jurisdiction of organization and (ii) has all necessary corporate power to own and lease its properties, to carry on its business as now being conducted and to enter into and perform this Agreement.

    11.2.  Authority Relating to this Agreement.  The execution and delivery
           ------------------------------------
of this Agreement and the performance hereunder by Interra has been duly authorized by all necessary corporate action on the part of Interra and, assuming execution of this Agreement by IKOS, this Agreement will constitute a legal, valid and binding obligation of Interra, enforceable against Interra in accordance with its terms, subject as to enforcement: (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights; and (ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

    11.3.  Protection of Intangible Property.  All employees and consultants
           ---------------------------------
who have worked on or contributed to the material development of each of Interra's trademarks, trade names, copyrights, trade secrets and other proprietary rights relating to the Software have executed a confidentiality and proprietary rights assignment agreement. Section
11.3 of the Disclosure Schedule sets forth a list of all persons or entities to whom Interra has disclosed any of its confidential proprietary rights relating to the Software, including without limitation Source Code. None of such proprietary rights have been used, distributed or otherwise commercially exploited under circumstances which have caused, or with the passage of time could cause, the loss of trademark, copyright, trade secret or other proprietary rights status.

    11.4.  No Conflict; Consents.  The execution and delivery by Interra of this
           ---------------------
Agreement and all other agreements and instruments to be executed and delivered in connection herewith or pursuant hereto, and the performance by Interra's duties and obligations hereunder and of all other acts necessary or appropriate for the consummation of the transactions contemplated hereunder, will not violate either of Interra's Articles of Incorporation or Bylaws or any agreement, understanding, arrangement, judgment, lien, order, statute, rule, regulation or instrument to which Interra is a party or by which any of them is bound. Other than any third party consents identified in Section 11.5 of the Disclosure Schedule (the "Third Party Consents") which will be obtained prior to the Closing, no consent of any person or entity is required to be obtained for the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

    11.5.  Intellectual Property Rights.
           ----------------------------
           (a) Interra owns all right, title and interest in and to, or valid licenses for use of, all copyrights, know-how, processes, trade secrets, trademarks, trade names and other intellectual property rights worldwide used in or necessary to the Technology (the "Intellectual Property Rights"). The foregoing representation as it relates to software, inventions, know-how, processes or other technology owned by third parties (the "Third Party Technology") is embodied in the Third Party Licenses (defined below), all of which are valid and enforceable. The Third Party Licenses are in full force and Interra has not breached any of such licenses. Section 11.5 of the Disclosure Schedule contains an accurate and complete description of (i) all Intellectual Property Rights (with separate listings of registered and unregistered trademarks) owned by Interra and a list of all licenses and other agreements relating thereto, and (ii) a list of all licenses and other agreements with third parties which are related to the Technology (the "Third Party Licenses"). Interra's trademarks, trademark registrations or trade name registrations relating to the Technology, if any, are valid and in full force and effect; and consummation of the transactions contemplated hereby will not alter or impair any such rights. None of Interra's copyrighted works have entered the public domain, except by expiration of their term. No claims have been asserted against Interra (and Interra is not aware of any claims which are likely to be asserted against it or which have been asserted against others) by any person challenging its use, possession, manufacture, sale or distribution of its products under any Intellectual Property Rights utilized by it (including, without limitation, the Third Party Licenses) or challenging or questioning the validity or effectiveness of any Third Party Licenses or other license or agreement relating thereto. There is no valid basis for any claim of the type specified in the immediately preceding sentence which could in any material way relate to or interfere with the continued manufacture, sale, use, possession, distribution or enhancement by Interra of its products. No products of Interra, or the use or exploitation of any Intellectual Property Rights by Interra relating to Interra's products infringes on the rights of, constitutes misappropriation of, or in any way involves unfair competition with respect to, any confidential information or intangible property right of any third person or entity, including without limitation any patent, trade secret, copyright, trademark or trade name.

      (b) Except as disclosed in the Disclosure Schedule, Interra has not granted any third party any right to manufacture, sell, reproduce, distribute, market or exploit Interra's products or any adaptations, translations, or Derivative Works based on Interra's products or any portion thereof. Except with respect to the rights of third parties to the Third Party Technology, no third party has any right to manufacture, reproduce, distribute, sell, market or exploit any works or materials of which any of Interra's products is a Derivative Work.

      (c) All designs, drawings, specifications, Source Code, Object Code, documentation, flow charts and diagrams incorporating, embodying or reflecting Interra's products at any stage of development (the "Interra Components") were written, developed and created solely and exclusively by employees of Interra without the assistance of any third party or entity or were created by third parties who assigned ownership of their rights to Interra by means of valid and enforceable assignment agreements, [copies of which have been delivered to IKOS]. Interra has at all times used commercially reasonable efforts to treat the Technology and Interra Components as containing trade secrets and has not disclosed or otherwise dealt with such items in such a manner as to cause the loss of such trade secrets by release into the public domain.

      (d) No employee or consultant of Interra is in violation of any term of any employment contract, consulting agreement, patent disclosure agreement, confidentiality and proprietary rights agreement or any other contract or agreement relating to the relationship of any such employee with Interra or any other party or relating to the Intellectual Property Rights, either because of the nature of the business conducted by Interra or proposed to be conducted by Interra or as a result of work performed or actions taken by such employee on behalf of Interra.

      (e) No product liability or performance warranty claims which individually or in the aggregate could exceed $10,000 have been communicated to or threatened against Interra nor is there any specific situation, set of facts or occurrence that provides a basis for such claim. To the extent the failure to do so would adversely affect IKOS' use and enjoyment of the Software, Section
11.5 of the Disclosure Schedule sets forth all bugs known to Interra and any failure of Interra's products to conform to its specifications, user documentation or other specifications relating to them.

11.6. Litigation.  There is no action, suit or proceeding, claim, arbitration or
      ----------
investigation pending, or as to which Interra has received any notice of assertion nor, to Interra's knowledge, is there a reasonable basis to expect such notice of assertion against Interra which challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement or which could reasonably be anticipated to have a material adverse effect on Interra or which affects or would affect Interra's right to operate the Technology or which involves a claim of inoperability, programming error or other defect in the functioning of the Technology.

     11.7.  Ownership and Delivery of Assets.  Except as set forth in Section
            --------------------------------
11.7 of the Disclosure Schedule, Interra has good and marketable title to all of the Assets and Technology, free and clear of all liens, charges, easements, security interests, mortgages, conditional sales contracts, equities, rights of way, covenants, restrictions, title defects, objections, claims or other encumbrances ("Liens"). No other person, including without limitation, shareholders, any officer, director, or employee of Interra, will have at the Closing any direct or indirect interest in any of the Assets. Upon delivery to IKOS at the Closing of the Bill of Sale and other instruments of conveyance with respect to the Assets, IKOS will acquire good and valid title to the Assets free and clear of all Liens.

     11.8.  Compliance with Law.  Interra holds, and has at all times held, all
            -------------------
licenses, permits and authorizations relating to the Assets and necessary for the lawful conduct of its business wherever conducted pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over Interra or over any part of Interra's operations. Interra is in compliance in all material respects with all applicable laws or decrees with respect to or affecting the Assets or which could affect IKOS' use and enjoyment of the Assets subsequent to the Closing Date, including, without limitation, laws, rules and regulations relating to anticompetitive or unfair pricing or trade practices, false advertising, consumer protection, export or import controls and occupational health and safety. Interra is not subject to any order, injunction or decree issued by any local, state or federal governmental authority or agency ("Governmental Entity") which could impair the ability of Interra to consummate the transactions contemplated herein or which could adversely affect IKOS' use and enjoyment of the Assets subsequent to the Closing.

    11.9.  Absence of Undisclosed Liabilities.  Except as set forth in section
           ----------------------------------
11.9 of the Disclosure Schedule, Interra has no indebtedness or liability with respect to the Assets (fixed or contingent, known or unknown, accrued or unaccrued). Section 11.9 of the Disclosure Schedule sets forth a complete list of all obligations of Interra relating to the Assets as of the Closing.

    11.10. Tax Returns and Payments.  To the extent the failure to do so would
           ------------------------
adversely affect IKOS' use and enjoyment of the Assets, Interra has filed all tax returns and reports with respect to Interra required by law to be filed under the laws of any jurisdiction, domestic or foreign, and such returns and reports have been duly and timely filed, are true, correct and complete in all respects, and all taxes, fees or other governmental charges of any nature which were required to have been paid have been paid or provided for. There are no unpaid taxes and there is no actual or threatened assessment of deficiency or additional tax or other governmental charge or a basis for such a claim against Interra. There is no tax audit of

Interra by any taxing or other authority in connection with any of its fiscal years, there is no such audit currently pending or threatened, and there are no tax liens on the Assets of Interra other than liens for current taxes not yet due and payable, nor have any such liens been threatened.

     11.11. Brokers and Finders.  Neither Interra, its shareholders nor any
            -------------------
director, officer, employee or agent of Interra has retained any broker or finder in connection with the sale of the Technology or the Assets contemplated by this Agreement. Interra will indemnify and hold IKOS harmless against all claims for brokers' or finders' fees made or asserted by any party claiming to have been employed by Interra, its shareholders or any director, officer, employee or agent of Interra and all costs and expenses (including the reasonable fees of counsel) of investigating and defending such claims.

     11.12. Restrictions on Business Activities.  There is no agreement,
            -----------------------------------
judgment, injunction, order or decree binding upon Interra or to which Interra is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Interra relating to the Assets or any disposition of the Assets by Interra.

     11.13. Litigation.  There is no action, suit or proceeding, claim,
            ----------
arbitration or investigation pending, or as to which Interra has received any notice of assertion nor is there a reasonable basis to expect such notice of assertion against which relates to the Assets or which challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement or which could reasonably be anticipated to have a material adverse effect on Interra or which affects or would affect Interra's right to operate the Assets or which involves a claim of inoperability, programming error or other defect in the functioning of the Assets.

     11.14. Government Approvals; Consents.  All consents, approvals or
            ------------------------------
authorizations of any Governmental Entity which has jurisdiction over the parties or any other person required to be obtained in connection with the execution and delivery of this Agreement or the performance of the transactions contemplated hereby have been obtained.

     11.15. Accuracy of Documents and Information.  The copies of all
            -------------------------------------
instruments, agreements, other documents and written information set forth as, or referenced in, the schedules or exhibits to this Agreement or specifically required to be furnished pursuant to this Agreement to IKOS by Interra are complete and correct in all material respects. No representations or warranties made by Interra in this Agreement, nor any document, written information, statement, certificate, schedule or exhibit furnished directly to IKOS pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein not misleading. To Interra's knowledge, there is no fact which materially and adversely affects Interra, the Assets or the Technology known to Interra which has not been expressly and fully set forth in this Agreement or the schedules and exhibits hereto.

   12. Representations and Warranties of IKOS.  IKOS hereby represents and
       --------------------------------------
warrants to Interra that:

       12.1.  Organization and Authority.  IKOS is a corporation duly
              --------------------------
organized, validly existing and in good standing under the laws of the State of Delaware. IKOS has all necessary corporate power and authority to enter into and perform this Agreement.

       12.2.  Authority Relating to this Agreement. The execution and delivery
              ------------------------------------
of this Agreement and the performance hereunder by IKOS have been duly authorized by all necessary corporate action on the part of IKOS and, assuming execution of this Agreement by Interra, this Agreement will constitute a legal, valid and binding obligation of IKOS, enforceable against IKOS in accordance with its terms, subject as to enforcement: (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights; and (ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

      12.3.  No Violation of Other Instruments.  Neither the execution of this
             ---------------------------------
Agreement nor the performance hereof by IKOS will: (i) conflict with or result in the breach or violation of the terms of any decree, judgment, order, law or regulation of any court or other governmental entity now in effect applicable to IKOS; (ii) conflict with, or result in, with or without the passage of time or the giving of notice, any breach of any of the terms, conditions and provisions of, or constitute a default under, any material indenture, mortgage, lease, agreement or other instrument to which IKOS is a party or by which it is bound; or (iii) violate or conflict with any provisions of IKOS' Certificate of Incorporation or Bylaws.

      12.4.  Government Approvals; Consents.  All consents, approvals or
             ------------------------------
authorizations of any Governmental Entity which has jurisdiction over the parties or any other person required to be obtained in connection with the execution and delivery of this Agreement or the performance of the transactions contemplated hereby have been obtained.

      12.5.  Accuracy of Documents and Information.  The copies of all
             -------------------------------------
instruments, agreements, other documents and written information set forth as, or referenced in, the schedules or exhibits to this Agreement or specifically required to be furnished pursuant to this Agreement to Interra by IKOS are complete and correct in all material respects. No representations or warranties made by IKOS in this Agreement, nor any document, written information, statement, financial statement, certificate, schedule or exhibit furnished directly to Interra pursuant to this Agreement or filed with the Securities and Exchange Commission contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading.

  13. Covenants.
      ---------

      13.1.  Required Registration.  Should IKOS elect to pay the Holdback, or
             ---------------------
any portion thereof, in IKOS Common Stock, IKOS shall file on or before each such Release Date a registration statement relating to such shares of IKOS Common Stock issuable on such Release Date. If a valid registration statement is not effective on or before such Release Date, then IKOS shall pay interest on the portion of the Holdback scheduled to be released at the rate of 6% APR from such Release Date up to a maximum of 30 days. If a valid registration statement is not effective within 30 days after such Release Date (the "Payment Date"), then Interra will have the right to demand and IKOS will be required to pay the payment plus interest then due in cash on the Payment Date. With respect to IKOS' obligation to file registration statements hereunder, Interra's sole and exclusive remedy shall be the demand of and receipt of payment of the amount(s) due in cash.

     13.2.  Employment of Delsoft India Private Ltd. ("Delsoft") Engineers.
            --------------------------------------------------------------
IKOS India Private Limited, the IKOS subsidiary located in India, shall offer employment to approximately fifty (50) of Delsoft's engineers in India, at the salary levels and on other terms and conditions to be determined in IKOS' sole discretion; provided, however, that such salary levels and other terms and conditions for such engineers shall not be less favorable than current levels. The parties expect that the average costs for such engineering resources in India initially will be no more than approximately $28,000, including overhead, per engineer per year. IKOS shall have no liability for accrued wages (including salaries and commissions), severance pay, sick leave or other benefits, or employee plans of any type or nature on account of Interra's employment of or termination of such employees.

     13.3.  Retention.  In addition to the conditions specified under Section
            ---------
19.2 ("Indemnification by Interra"), the release of the Holdback shall be subject to the condition that the average number of Delsoft engineers employed by IKOS India Private Limited during any six month period shall not be less than forty (40) (the "Threshold Number"); provided, however, (i) that IKOS shall continue an active and competitive compensation program and (ii) that there not be a substantial change in the operations of IKOS India Private Limited or in the nature or quality of work assignments of such engineers. This Section 13.3 shall terminate in the event of a change of control of IKOS or IKOS India Private Limited where the successor company does not continue the operations of IKOS India Private Limited in a manner substantially similar in practice prior to the change in control.

    13.4.  Limitation to the Holdback.  The parties agree that in the event
           --------------------------
that the average number of engineers fall below the Threshold Number, IKOS shall not withhold the full amount of the Holdback subject to the Release Date upon such occurrence. IKOS shall make a good faith assessment as to the direct damages to IKOS for each engineer that falls below the Threshold Number and deduct such amount from the Holdback (the "Damages"). The Holdback, minus the Damages, shall be delivered to Interra on the Release Date. Should Interra dispute the Damages, the parties shall agree to select an arbitrator to make a final and binding determination of the Damages in accordance with Section 20.5 herein.

   14.  Conditions to Closing.
        ---------------------

        14.1.  Conditions to Obligations of Interra at Closing.  The
               -----------------------------------------------
obligations of Interra to close is subject to the fulfillment on or prior to the Closing of the following conditions, any of which may be waived by Interra pursuant to the terms of Section 20.1 hereof:

               (a)  Representations and Warranties Correct. The representations
                    --------------------------------------
and warranties made by IKOS in Section 12 above shall be true and correct when made, and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of said date.

               (b)  Third Party Consents.  IKOS shall have obtained any and all
                    --------------------
Third Party Consents and all governmental or regulatory consents, approvals or authorizations, permits and waivers, including those required from Indian authorities, necessary or appropriate for consummation of the transactions contemplated by the Agreement.

               (c)  Registration Rights Agreement.  IKOS and Interra shall have
                    -----------------------------
executed and delivered the form of Registration Rights Agreement attached hereto as Exhibit C.
   ---------

               (d)  Consulting, Assignment and Technology Use Restriction
                    ------------------------------------------------------
Agreement.  IKOS and Ajoy Bose and Sunil Jain (the "Principals") shall
---------
have executed and delivered the form of Consulting, Assignment and Technology Use Restriction Agreement attached hereto as Exhibit D (the "Consulting
                                             ---------
Agreement").
---------

        14.2.  Conditions to Obligations of IKOS at Closing.
               --------------------------------------------

               (a)  Representations and Warranties Correct.  The
                    --------------------------------------
representations and warranties made by Interra in Section 11 above shall be true and correct when made, and shall be true and correct on the Closing with the same force and effect as if they had been made on or as of said date.

               (b)  Third Party Consents.  Interra shall have obtained any and
                    --------------------
all third party consents and all governmental or regulatory consents, approvals or authorizations, permits and waivers, including those required from Indian authorities, necessary or appropriate for consummation of the transactions contemplated by the Agreement.

               (c)  Registration Rights Agreement.  IKOS and Interra shall have
                    -----------------------------
executed and delivered the form of Registration Rights Agreement attached hereto as Exhibit C.
   ---------


               (d)  Consulting Agreement.  IKOS and the Principals shall have
                    --------------------
executed and delivered the form of Consulting Agreement attached hereto as Exhibit D.
---------

               (e)  Silicon Valley Bank Lien.  Interra shall have obtained a
                    ------------------------
release for any and all third party liens against the Technology and the Assets, including but not limited to the lien held by Silicon Valley Bank.

   15.    Termination.
          -----------

          This Agreement may only be terminated upon Interra's material breach of the use restriction obligations set forth in Section 4.5 of this Agreement. The parties agree that termination of this Agreement is a drastic remedy, and shall not be available as a remedy for defaults or breaches that are less than material.

               (a) IKOS shall provide Interra with thirty (30) days written notice (the "Notice") of the alleged Material Breach. The parties will then select an arbitrator agreeable to both parties. Thereafter, the License may only be terminated or canceled by: the mutual consent of the parties hereto, or upon an adjudication rendered by the arbitrator that the License is terminated due to the express finding of a Material Breach. For purposes of this Section 15, the term, "Material Breach" shall mean:

                    (1) an incurable material breach of the restrictions as to use set forth in Section 4.5 of the Agreement by Interra, and

                    (2) the absence of any adequate remedies under law, including damages and injunctive relief.

               (b) The scope of the termination of the License shall be limited to the Restricted Software only. Interra shall retain all of its rights under the License after receipt of the Notice that do not relate to or arise from the Material Breach. All sublicenses, use or distribution of the Technology unrelated to the Material Breach shall not be subject to any equitable relief, including injunctive relief.

               (c) IKOS' rights to terminate the License or this Agreement shall terminate on the three (3) year anniversary of the Closing Date.

   16.    Nondisclosure of Confidential Information.  Each party agrees that it
          -----------------------------------------
will not make use of, disseminate, or in any way disclose Confidential Information to any person, firm or business, except to the extent necessary for negotiations, discussions, and consultations with personnel or authorized representatives of each party, and underwriters, and any purpose either party may hereafter authorize in writing. Furthermore, the existence of any business negotiations, discussions, consultations or agreements in progress between the parties shall not be released to any form of public media without the prior written approval of both parties. Each party agrees that it shall treat all Confidential Information of the other party with the same degree of care as it accords to its own Confidential Information and each party represents that it exercises reasonable care to protect its own Confidential Information. Each party shall disclose Confidential Information of the other party only to those of its employees who need to know such information and represents that such employees have previously agreed, either as a condition of employment or in order to obtain the Confidential Information, to be bound by terms and conditions substantially similar to those of this Agreement. Each party will immediately give notice to the other party of any unauthorized use or disclosure of the Confidential Information. The party who made the unauthorized use or disclosure agrees to assist the other party in remedying any such unauthorized use or disclosure of the Confidential Information.

   17.   Headings.  The headings appearing at the beginning of several sections
         --------
contained herein have been inserted for the convenience of the parties, and shall not be used to determine the construction or interpretation of this Agreement.

   18.   Limit of Liability.  IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE
         ------------------
OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES, INCLUDING ANY LOST PROFITS OR LOST SAVINGS REGARDLESS OF THE LEGAL THEORY ON WHICH A CLAIM MAY BE BASED, EVEN IF A PARTY OR ITS REPRESENTATIVES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

   19.  Survival of Representations, Warranties and Covenants; Indemnification.
        ----------------------------------------------------------------------

     19.1.  Survival of Representations, Warranties and Covenants.  The
            -----------------------------------------------------
representations, warranties, agreements and covenants of Interra contained in this Agreement shall survive the Closing Date for a period ending at midnight, PST, on the eighteen (18) month anniversary of the Closing Date and shall in no manner be limited by any investigation of the subject matter thereof made by or on behalf of either party or by the satisfaction of any condition to the Closing. At the end of such period, all such agreements, covenants, representations or warranties by Interra shall expire and be of no further force and effect; provided, however, that Interra will remain liable thereafter to the extent one or more Claims (as defined in Section 19.2) shall have been asserted in writing by IKOS on or before the expiration of such period. IKOS' representations, warranties and covenants contained in this Agreement shall terminate as of the Closing, unless otherwise specified herein.

     19.2.  Indemnification by Interra.
            --------------------------

            (a) Interra will defend, indemnify and hold harmless IKOS from and against any and all demands, claims, debts, damages, losses and liabilities (individually a "Claim" or collectively "Claims") which are asserted against, incurred by or imposed upon IKOS and which constitute, directly result from, or relate to (i) the inaccuracy of any representation or the breach of any warranty made in this Agreement or otherwise made in writing and delivered by Interra in connection with the transactions contemplated hereby; (ii) any failure of Interra to perform or comply with any covenants and agreements set forth herein or in any other document executed in connection with the transactions contemplated hereby and (iii) any liabilities, obligations or commitments of, and all claims against Interra arising from or based upon any condition, event or action existing on or occurring before the Closing related to the Technology or the Assets. The indemnification obligations set forth herein shall terminate as to any Claim (or any potential Claim by an appropriate party) not asserted by IKOS in writing prior to midnight, PST, on the eighteen (18) month anniversary of the Closing. The term "Claim" shall include, but not be limited to, any claim or action by any claimant, creditor, interest holder or other party in interest.

      (b)  The amounts for which IKOS may seek indemnification under this
Section 19 shall extend to, and as used herein the term "Claim" shall include, reasonable attorneys' fees, reasonable accountants' fees, costs of litigation and other expenses reasonably incurred by IKOS in the investigation or defense of any claim asserted against IKOS and any amounts paid in settlement or compromise of any claim asserted against it, but only to the extent that the claim asserted is or would have been subject to the provisions of this Section 19.2.

      (c)  IKOS shall not have the right to be indemnified pursuant to this
Section 19.2 unless and until Claims made hereunder, individually or in aggregate, exceed $50,000. Interra's obligation to indemnify IKOS hereunder shall be limited to the amount remaining under the Holdback.

      (d) Any payment due to IKOS (or payable to IKOS) pursuant to a Claim shall be calculated net of any insurance recovery and tax benefits and then paid in the following order: (i) first by offset against the Holdback, and thereafter
(ii) by bank cashier's check or wire transfer but in no event in excess of the Holdback. Without limiting the other rights it may have, IKOS may, at its sole option, by notice to Interra satisfy any amount due to IKOS pursuant to a Claim by withholding such amount from the Holdback.

      (e) IKOS agrees to give Interra prompt written notice of any event or assertion of which it has knowledge concerning any Claim as to which it may request indemnification hereunder. Any delay in giving a notice hereunder which does not materially prejudice Interra shall not affect IKOS' right to indemnification hereunder. A notice shall state that IKOS has paid or accrued a Claim, identifying in reasonable detail the nature of the Claim, the date the Claim was paid or accrued and the nature of the inaccuracy, breach or other basis for indemnification. Each party will cooperate with the other in determining the validity of any such Claim. Interra shall make available to IKOS and its attorneys and accountants all books and records of Interra relating to the Claim and the parties agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of such Claim if the Claim relates to a claim asserted by a third party. If the Claim relates to a claim asserted by a third party, IKOS shall control the defense or settlement of such Claim, including selection of counsel, and Interra shall have the right at its expense to participate in the defense of any such Claim. In no event shall IKOS settle a Claim asserted by a third party without the prior written approval of Interra, which approval shall not be unreasonably withheld or delayed (provided that IKOS shall not need the consent of Interra if they shall fail to acknowledge responsibility for such Claim or shall fail to cooperate in the defense of any Claim asserted by a third party.)

      (f) The indemnification obligations of Interra under this Section 19 shall continue in full force and effect as to any Claim as to which notice has been given pursuant to Section 19.2(e) until such Claim has been settled either by mutual agreement of the parties concerned, by arbitration in accordance with the provisions of this Agreement or in the event of a Claim resulting from legal action by a third party, by the final arbitration award or final order, decree or judgment of a court of competent jurisdiction in the United States of America (the time for appeal having expired with no appeal having been taken). Any dispute over a claim under Section 19.2 (a "Contested Claim") shall be settled by arbitration in accordance with Section 20 of this Agreement. The right of IKOS to be indemnified under this Section 19.2 shall not limit, reduce or otherwise affect any other rights and remedies it may have with respect to the matters indemnified under this Agreement.

   20.  General Provisions.
        ------------------

        20.1.   Waivers and Amendments.  No amendment, modification or waiver of
                ----------------------
the terms of this Agreement shall be binding unless reduced to writing and signed by both parties.

        20.2.   Force Majeure. Neither party shall be liable for any loss or
                -------------
damage or be deemed to be in breach of this Agreement to the extent that performance of such party's obligations or attempts to cure any breach under this Agreement are delayed or prevented as a result of any event or circumstance beyond its reasonable control, including without limitation, war, invasion, act of foreign enemy, hostilities, civil war or rebellion (whether war be declared or not), strike, lockout or other industrial dispute, or act of God; then for the duration of such contingency, or for a period of sixty (60) days, whichever is shorter, either party may suspend the term of this Agreement by providing written notice to the other party to such effect. If the force majeure lasts more than sixty (60) days, either party may terminate this Agreement by providing to the other party written notice to such effect.

        20.3. Choice of Law.  This Agreement will be governed by the laws of the
              -------------
State of California without regard to conflicts of law principles. The United Nations Convention on Contracts for the International Sale of Goods (1980) is expressly disclaimed.

        20.4.  Severability.  In the event any provision of this Agreement (or
               ------------
portion thereof) is determined by a court of competent jurisdiction to be invalid, illegal, or otherwise unenforceable, such provision shall be deemed to have been deleted from this Agreement, while the remainder of this Agreement shall remain in full force and effect according to its terms.

        20.5.  Arbitration.  Any claim, dispute, or controversy arising out of
               -----------
or in connection with or relating to this Agreement or the breach or alleged breach thereof will be submitted by the parties to arbitration in Santa Clara County, California conducted by one arbitrator. Interra and IKOS shall agree on the arbitrator, provided that if such parties cannot agree on such arbitrator, either Interra or IKOS can request that Judicial Arbitration and Mediation Services ("JAMS") select the arbitrator. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The decision of the arbitrator shall be written, shall be in accordance with JAMS rules, applicable law and with this Agreement, and shall be supported by written findings of fact and conclusion of law which shall set forth the basis for the decision of the arbitrator. The decision of the arbitrator as to the validity and amount of any Claim shall be binding and conclusive upon the parties to this Agreement. The award rendered by the arbitrators will include costs of arbitration, reasonable attorneys' fees, and reasonable costs for expert and other witnesses, and judgment on such award may be entered in any court having jurisdiction thereof. Nothing in this Agreement will be deemed as preventing either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of the dispute.

         20.6.  Expenses.  Except as otherwise expressly provided herein, each
                --------
party will pay its own costs and expenses, including legal and accounting expenses, related to the transactions provided for herein, irrespective of when incurred.

         20.7.  Transfer Taxes.  Any sales, use and other transfer taxes
                --------------
arising out of or incurred in connection with the transactions contemplated by this Agreement shall be paid by IKOS.

         20.8.  Counterparts.  This Agreement may be executed in counterparts,
                ------------
each of which shall be deemed an original, but both of which when taken together shall constitute one and the same instrument.

        20.9.  Notices.  In order to be effective, any notice or other
               -------
communication required or permitted hereunder must be in writing and may be transmitted by messenger, delivery service, mail, telex, telegram, telecopy or cable:

If to Interra:        Interra, Inc.
                      2001 Gateway Place
                      Suite 440W
                      San Jose, CA  95110
                      Attention:  Ajoy Bose

With a copy to:       Wilson, Sonsini, Goodrich & Rosati
                      650 Page Mill Road
                      Palo Alto, CA  94304-1050
                      Attention:  Michael J. Danaher, Esq.

If to IKOS:           IKOS Systems, Inc.
                      19050 Pruneridge Ave.
                      Cupertino, CA  95014
                      Attention:  Joseph W. Rockom

With a copy to:       Gray Cary Ware & Freidenrich, LLP
                      400 Hamilton Avenue
                      Palo Alto, CA  94301-1825
                      Attention:  James M. Koshland, Esq.


        20.10. Assignment.  In the event that IKOS or Interra assigns this
               ----------
Agreement, such assignment or transfer shall not relieve IKOS or Interra or their successors of any of their rights or obligations hereunder. Assignment or transfer shall include, but not be limited to, any assignment by operation of law, or sale or assignment of IKOS' or Interra's rights to the Software and any change in control of IKOS or Interra.

        20.11. Entire Agreement.  This Agreement (together with the Exhibits
               ----------------
hereto) constitute the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede any and all other agreements, written or oral, that the parties heretofore may have had with respect to the subject matter herein.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above set forth.

INTERRA:                                     IKOS:

/s/ Ajoy K. Bose                             /s/ Joseph W. Rockom
----------------------------                 --------------------------------
Authorized Signature                         Authorized Signature


Ajoy K. Bose                                 Joseph W. Rockom
----------------------------                 --------------------------------
Name (Type or Print)                         Name (Type or Print)


President and CEO                            Chief Financial Officer
----------------------------                 --------------------------------
Title                                        Title


               [SIGNATURE PAGE TO TECHNOLOGY PURCHASE AGREEMENT]